Exhibit 99.1

805 King Farm Blvd.
Rockville, MD 20850 / USA

business.nasdaq.com

December 14, 2016

Mr. Scott Mahoney

Chief Financial Officer

MagneGas Corporation

11885 44th Street North

Clearwater, Florida 33762

Re:	MagneGas Corporation (the “Company”)

Nasdaq Symbol: MNGA

Dear Mr. Mahoney:

As you are aware, on June 16, 2016, we notified you that based on the previous 30 consecutive business days, the Company’s listed security no longer met the minimum $1 bid price per share requirement. Therefore, in accordance with our Listing Rules (the “Rules”), the Company was provided 180 calendar days, or until December 13, 2016, to regain compliance.

The listed security has not regained compliance with the minimum $1 bid price per share requirement. However, Staff has determined that the Company is eligible for an additional 180 calendar day period, 1 or until June 12, 2017, to regain compliance. 2 Our determination is based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If at any time during this additional time period the closing bid price of the Company’s security is at least $1 per share for a minimum of 10 consecutive business days, we will provide written confirmation of compliance and this matter will be closed. 3 Please note that if the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the expiration date in order to timely regain compliance.

1 Listing Rule 5810(c)(3)(A).

2 This second 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 days for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during this period.

3 Listing Rule 5810(c)(3)(F) states that, “Staff may, in its discretion, require a Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. In determining whether to require a Company to meet the minimum $1.00 bid price standard beyond ten business days, Staff will consider the following four factors: (i) margin of compliance (the amount by which the bid price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the Market Maker montage (the number of Market Makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down).”

Mr. Scott Mahoney

December 14, 2016

If compliance cannot be demonstrated by June 12, 2017, Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel (the “Panel”). Please note that if the Company appeals it will be asked to provide a plan to regain compliance to the Panel, and that historically Panels have generally viewed a near-term reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency. 4

In addition, an indicator will continue to be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at listingcenter.nasdaq.com. The Company will continue to be included in this list.

The Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws. If you have any questions, please do not hesitate to contact me at +1 301 978 8052.

Sincerely,

Moira Keith

Associate Director

Nasdaq Listing Qualifications

4 Panels do not typically consider a plan that relies on the market reaction to news as a definitive plan.

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